Exhibit 99.1
“Merger agreement approved; certain shareholders have indicated their intention to exercise dissenter rights
On February 28, 2006, at a special meeting of shareholders of the Company, holders of approximately 72% of the outstanding shares of the Company voted in favor of the adoption of the Merger Agreement. Accordingly, the requisite shareholder approval of the Merger Agreement has been obtained. Holders of up to 2.6 million shares have notified the Company that they intend to exercise dissenter rights and initiate proceedings under Section 351.455 of the General and Business Corporation Law of Missouri to demand fair value with respect to their shares. The portion of the merger consideration otherwise payable in respect of the dissenting shares is expected to be borrowed under the new term loan facility pursuant to a delayed drawdown. Payments, if any, in respect of the dissenting shares in excess of the merger consideration of $18.05 per share will be funded from cash flow from operations, borrowings under the new senior secured credit facility and/or proceeds of equity contributions. The Company does not believe that the payments, if any, it may make in respect of the dissenting shares in excess of the merger consideration of $18.05 per share would be material to the consolidated financial condition, results of operations or liquidity of the Company. However, no assurance can be given that the dissenting shareholders will not be successful in obtaining an amount per share that exceeds the merger consideration of $18.05. Terms used but not defined herein shall have the meaning given them in the Company’s Preliminary Offering Memorandum, dated February, 17, 2006 (the “Preliminary Offering Memorandum”).”
“Expectation regarding Adjusted EBITDA for fiscal 2005
We are currently in the process of finalizing our consolidated financial results for the fiscal year ended January 29, 2006, and, therefore, final results are not yet available. In addition, EBITDA and other financial measures for the fiscal year ended January 29, 2006 have not been finalized as of the date of this supplement. However, we expect that our Adjusted EBITDA for fiscal year 2005 will not be materially different from our Adjusted EBITDA for the twelve months ended October 30, 2005 of $65.7 million.”
Until the issuance of our audited financial statements for the fiscal year ended January 29, 2006, the expectations set forth above are subject to change. The foregoing estimates constitute forward-looking statements and are subject to risks and uncertainties, including those described under ''Risk factors’’ in the Preliminary Offering Memorandum.”